Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	978-619-1300
Wednesday February 22, 2017		Michael T. Prior
Chief Executive Officer

Justin D. Benincasa
Chief Financial Officer

ATN Reports

Fourth Quarter and Full Year 2016 Results

Fourth Quarter Financial Highlights:

•                  Revenues: $128.5 million

•                  Adjusted EBITDA(1): $34.1 million

•                  Operating income: $10.9 million

•                  Net income attributable to ATN’s stockholders: $2.3 million, or $0.14 per diluted share

•                  Cash flow from operating activities for full year 2016 was $111.7 million which includes the negative impact of funding a $22.5 million pension obligation in lieu of purchase consideration paid to the seller for our U.S. Virgin Islands acquisition

Beverly, MA (February 22, 2017) — ATN (NASDAQ: ATNI) today reported results for the fourth quarter and year ended December 31, 2016. Unless otherwise indicated, the discussion of the Company’s results is focused on its continuing operations, and comparisons are to the same period in the prior year.  In the first quarter of 2016, the Company changed its segment reporting structure and an unaudited recast of financial information for the eight quarterly periods in the fiscal years ending December 31, 2014 and 2015 can be found in the Company’s Form 8-K filing dated April 12, 2016.

Business Review and Outlook

“Fourth quarter performance represented a solid finish to a year in which we significantly expanded the scope of ATN’s operations through synergistic acquisitions in telecom services and strategic and organic initiatives in renewable energy,” said Michael Prior, Chief Executive Officer.  “Revenue contributions in the fourth quarter from our 2016 telecom acquisitions in Bermuda and U.S. Virgin Islands were consistent with plan, and our first India renewable energy projects, while not generating revenue yet, are set to deliver electricity production in the 2017 first quarter.

“We are pleased with the market positioning of our international telecom operations. Revenues have remained steady during the integration of our Bermuda and USVI acquisitions, providing a solid platform for long term development and cash flows.  Our early efforts have been focused on improving network performance and delivering service upgrades to ensure a superior customer experience and further strengthen our leading market positions.  We will continue to make network investments in all our international markets in 2017, with a significant decline in those capital expenditures expected for 2018.

“U.S. wholesale wireless continued to face the effect of lower rates, offset in part by higher retail revenues.  The net result was a modest decline in revenues and EBITDA in the fourth quarter compared to last year. This quarter-over-quarter trend is likely to be a factor again in 2017, but the impact should be less pronounced, as rate reductions stabilize and we benefit from additional operating efficiencies.

“We were delayed on our build schedule in India due in large part to the government imposed currency reform, but we are moving forward with new construction and anticipate having 50MW operational in the second quarter and potentially twice that by year end.  We are exploring financing alternatives on completed projects, which will help determine the pace and extent of our construction of new solar facilities in India for the second half of the year.  At present, we still see an attractive opportunity to build more than 250MW of distributed generation projects in India over the next two years.

“More broadly, we expect 2017 to be a year of continued progress for ATN.  We have a strong and growing base of operating cash flows, which reached approximately $112 million, inclusive of funding a $22 million pension obligation in lieu of purchase consideration paid to the seller for our U.S. Virgin Islands acquisition, for 2016, and significant remaining capacity on our balance sheet.  We have recently completed or expect to complete some smaller strategic acquisitions and dispositions which should improve both of those attributes.  Our telecom operations consist of a balanced and diversified portfolio of wireless and wireline assets, many of which are in markets where we have significant operating synergies that may be realized over time.  Our India solar projects do not rely on government subsidies for economic returns, and while pricing per kWh is lower than in the U.S., we expect our India operations to generate more than $2 million in very high incremental margin revenue in the 2017 fourth quarter and to grow steadily from there, “ Mr. Prior concluded.

Fourth Quarter and Full Year 2016 Financial Results

Fourth quarter 2016 revenues were $128.5 million, a 55% increase from the $82.9 million reported for the fourth quarter of 2015. Revenue growth resulted primarily from a $46.5 million, or 122%, increase in our International Telecom segment revenues mostly due to the impact of our recent Bermuda and U.S. Virgin Islands acquisitions. Adjusted EBITDA(1) for the fourth quarter was $34.1 million, 33% above the prior year period, primarily from the impact of the recent acquisitions and reduced operating expenses in Guyana and in U.S. Telecom, partially offset by a decline in Renewable Energy operating results.  Operating income for the fourth quarter, which included a $10.0 million increase in depreciation and amortization expense primarily due to the recent acquisitions, was $10.9 million, an increase of 33% when compared to the prior year period.

Net income attributable to ATN’s stockholders for the fourth quarter was $2.3 million or $0.14 per diluted share, a decline of 44% compared with the prior year period of $4.2 million, or $0.26 per diluted share due to increased depreciation and amortization expense, and higher net interest expense related to the recent acquisitions and investments.

Revenues for the full year 2016 were $457.0 million, a 29% increase from the $355.4 million reported for the same period of 2015.  Adjusted EBITDA(1) for the full year 2016 was $149.0 million, up 7% from the prior year.  Operating income of $50.8 million for the full year 2016 declined from the prior year’s $78.6 million due in large part to a $19.1 million increase in depreciation and amortization, a $9.1 million increase in transaction-related expenses associated with the acquisitions in 2016, and an $11.4 million impairment

(1)  See Table 5 for reconciliation of Net Income (Loss) to Adjusted EBITDA.

charge in the year.  Net income attributable to ATN’s stockholders for the full year 2016 was $12.5 million or $0.77 per diluted share, compared with the prior year $16.9 million, or $1.05 per diluted share.

Fourth Quarter 2016 Operating Highlights

The Company has three reportable segments: (i) U.S. Telecom; (ii) International Telecom; and (iii) Renewable Energy.

U.S. Telecom

U.S. Telecom revenues consist of wireless revenues from our voice and data wholesale roaming operations and our smaller retail operations in the Southwestern United States and wireline revenues from our wholesale transport and enterprise business in the Northeastern United States.  Total U.S. Telecom segment revenues were $39.0 million in the fourth quarter of 2016, a 1% decrease from the $39.3 million reported in the fourth quarter of 2015.  U.S. Wireless revenues declined 5% to $30.9 million compared with $32.4 million in the prior year quarter, due mostly to lower wholesale roaming rates, partially offset by growth in data traffic volumes and low margin retail wireless revenues.   U.S. Wireline revenues were $7.7 million, up from $6.3 million in the prior year. The Company ended the fourth quarter of 2016 with 1,006 domestic base stations in service compared to 877 at the end of last year’s fourth quarter.

U.S. Telecom Adjusted EBITDA(1) of $16.4 million in the fourth quarter of 2016 increased 5% compared to the prior year’s $15.7 million.  The increase was primarily due to a reduction in segment operating expenses which offset lower wholesale wireless revenues in the current year quarter.

International Telecom

International Telecom consists of a broad range of information and communications services including wireline and wireless data, internet, voice and video service revenues from our operations in Bermuda and the Caribbean including the U.S. Virgin Islands. International Telecom revenues were $84.7 million in the fourth quarter of 2016, a 122% increase from the $38.2 million reported in the fourth quarter of 2015.  Our recent acquisitions in Bermuda and the U.S. Virgin Islands added $47.3 million of incremental revenues during the current year quarter and were responsible for this increase.

International Telecom Adjusted EBITDA(1) of $21.1 million in the fourth quarter increased 77% from $11.9 million in the prior year period.  The increase is the result of the 2016 acquisitions and lower year over year operating expenses in Guyana.

Renewable Energy

Renewable Energy segment revenues are generated principally by the sale of energy and solar renewable energy credits from our 28 commercial solar projects in the United States.  For the fourth quarter of 2016, revenues from our renewable energy business were $4.8 million, down 11% from the $5.4 million in the prior year mostly due to the expiration of certain renewable energy credits in California.  Adjusted EBITDA(1) for the Renewable Energy segment was $2.8 million in the fourth quarter, a decrease of 27% from the prior year quarter due to the expiration of those credits and increased operating expenses from our new solar business in India prior to generating revenue. The expiry of that credit revenue will lower domestic renewable energy revenue in the coming quarters but both revenue and EBITDA for this segment will benefit as we begin generating revenue from the facilities under construction in India.  The construction delays in the fourth quarter of 2016 have pushed back the timeline on the revenue and EBITDA contribution of the new solar facilities in India.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at December 31, 2016 were $269.7 million.  In addition, the Company held $9.2 million of short-term investments and $18.6 million of restricted cash.  Net cash provided by operating activities was $111.7 million for the full year of 2016, compared with $139.2 million for the full year of 2015.  The decrease in net cash provided by operating activities is due to lower net income in 2016, including the impact of transaction and restructuring charges, the  funding of a $22.5 million pension obligation in lieu of purchase consideration paid to the seller for our U.S. Virgin Islands acquisition, and changes in deferred income taxes.  Capital expenditures were $124.3 million for the full year 2016, which included $22.6 million spent on renewable energy projects. The Company expects full year 2017 capital expenditures for its Telecom businesses, including the recent Bermuda and USVI acquisitions, to be in the range of $95 million to $115 million.  Capital expenditures in the domestic and international telecom segments are higher than what we would expect in the ordinary course due to concurrent network expansions and upgrades in multiple markets. These projects include extensive fiber builds and upgrades and market-wide mobile data network upgrades.  Once complete, we expect aggregate capital expenditures in existing telecom markets to decline significantly in 2018.  In addition, capital expenditures for our Renewable Energy business are expected to be in the range of $40 million to $60 million for the full year 2017, primarily related to ongoing construction of our solar projects in India.

Conference Call Information

ATN will host a conference call on Thursday, February 23, 2017 at 9:30 a.m. Eastern Time (ET) to discuss its fourth quarter and year ended 2016 results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 70892859. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on Thursday, February 23, 2017.

About ATN

ATN International, Inc. (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in various locations in the United States and India. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, high speed internet services, video services and local exchange services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the pace of expansion and improvement of our telecommunications network and renewable energy operations including our level of estimated future capital expenditures and our realization of the benefits of these investments; the anticipated timing of the closing of the sale of our wireline business in the Northeastern United States; the anticipated timing of our build schedule and the commencement of energy production of our India renewable energy projects; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  our ability to operate our newly acquired businesses in Bermuda and the U.S. Virgin Islands and integrate these operations into our existing operations; (2) the general performance of our operations, including operating margins, revenues, and the future growth and retention of our major customers and subscriber base and consumer demand for solar power; (3) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables business; (4) economic, political and other risks facing our operations; (5) our ability to maintain favorable roaming arrangements; (6) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address  rapid and significant technological changes in the telecommunications industry; (7) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (8) our ability to find investment or acquisition or disposition opportunities that fit our strategic goals for the Company; (9) increased competition; (10) our ability to expand our renewable energy business; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (13) the occurrence of weather events and natural catastrophes; (14) our continued access to capital and credit markets; (15) the risk of currency fluctuation for those markets in which we operate; (16) our ability to realize the value that we believe exists in our businesses: and (17) our ability to receive requisite regulatory consents and approvals and satisfy other conditions needed to complete the pending sale of our wireline business in the Northeastern United States. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016 and the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016 filed with the SEC on May 10, 2016, August 9, 2016, and November 10, 2016, respectively, and other reports we file from time to time with the SEC.  The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, ATN has presented an Adjusted EBITDA measure.  Adjusted EBITDA is defined as net income attributable to ATN stockholders before income from discontinued operations, bargain purchase gain, impairment of long-lived assets, restructuring charges, interest, taxes, depreciation and amortization, transaction-related charges, other income or expense, and net income attributable to non-controlling interests.    The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31,	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$269,721	$392,045
Restricted cash	524	824
Short-term investments	9,237	—
Other current assets	88,294	75,623

Total current assets	367,776	468,492

Long-term restricted cash	18,113	5,477
Property, plant and equipment, net	647,712	373,503
Goodwill and other intangible assets, net	128,084	90,043
Other assets	36,533	7,489

Total assets	$1,198,218	$945,004

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$12,440	$6,284
Taxes payable	13,531	9,181
Other current liabilities	124,202	68,890

Total current liabilities	150,173	84,355

Long-term debt, net of current portion	$144,383	$26,575
Deferred income taxes	47,072	45,406
Other long-term liabilities	47,871	26,944

Total long-term liabilities	239,326	98,925

Total liabilities	389,499	183,280

Total ATN International, Inc.’s stockholders’ equity	676,495	680,299
Non-controlling interests	132,224	81,425

Total equity	808,719	761,724

Total liabilities and stockholders’ equity	$1,198,218	$945,004

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Wireless	$51,498	$52,263	$228,798	$237,042
Wireline	65,777	21,988	188,019	86,485
Renewable energy	4,672	5,409	21,608	21,040
Equipment and other	6,585	3,256	18,578	10,802
Total revenue	128,532	82,916	457,003	355,369

Operating expenses:
Termination and access fees	35,754	19,862	116,427	77,806
Engineering and operations	16,632	10,991	52,902	39,582
Sales, marketing and customer service	8,663	6,264	31,050	23,898
Equipment expense	4,037	4,764	14,342	14,803
General and administrative	29,344	15,447	93,293	59,436
Transaction-related charges	123	4,330	16,279	7,182
Restructuring charges	—	—	1,785	—
Depreciation and amortization	23,067	13,077	75,980	56,890
Impairment of long-lived assets	—	—	11,425	—
Bargain purchase gain	—	—	(7,304)	—
(Gain) loss on disposition of long-lived assets	—	—	27	(2,823)
Total operating expenses	117,620	74,735	406,206	276,774
Operating income	10,912	8,181	50,797	78,595

Other income (expense):
Interest expense, net	(1,377)	(439)	(4,123)	(2,592)
Loss on deconsolidation of subsidiary	—	—	—	(19,937)
Other income, net	(944)	21	(300)	135
Other expense, net	(2,321)	(418)	(4,423)	(22,394)
Income from continuing operations before income taxes	8,591	7,763	46,374	56,201
Income tax expense	4,433	1,482	21,610	24,137
Income from continuing operations	4,158	6,281	24,764	32,064
Gain on disposal of discontinued operations, net of tax	—	702	—	1,092

Net income	4,158	6,983	24,764	33,156
Net income attributable to non-controlling interests, net	(1,822)	(2,799)	(12,223)	(16,216)
Net income attributable to ATN International, Inc. stockholders	$2,336	$4,184	$12,541	$16,940

Basic net income per weighted average share attributable to ATN International, Inc. stockholders:
Income from continuing operations	$0.14	$0.22	$0.78	$0.99
Income from discontinued operations	—	0.04	—	0.07
Net income	$0.14	$0.26	$0.78	$1.06

Diluted net income per weighted average share attributable to ATN International, Inc. stockholders:
Income from continuing operations	$0.14	$0.22	$0.77	$0.98
Income from discontinued operations	—	0.04	—	0.07
Net income	$0.14	$0.26	$0.77	$1.05

Weighted average common shares outstanding:
Basic	16,139	16,061	16,131	16,022
Diluted	16,223	16,179	16,227	16,142

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Year Ended December 31,
	2016	2015

Net income	$24,764	$33,156
Income from discontinued operations	—	(1,092)
Depreciation and amortization	75,980	56,890
Stock-based compensation	6,410	4,975
Loss on deconsolidation of subsidiary	—	19,937
Bargain purchase gain	(7,304)	—
(Gain) loss on disposition of long-lived assets	27	(2,823)
Impairment of long-lived assets	11,425	—
Deferred income taxes	(5,136)	17,869
Pension funding required by Innovative acquisition	(22,494)	—
Change in prepaid and accrued income taxes	21,497	9,478
Change in other operating assets and liabilities	2,959	(1,230)
Other non-cash activity	3,528	1,920

Net cash provided by operating activities of continuing operations	111,656	139,080
Net cash provided by operating activities of discontinued operations	—	158
Net cash provided by operating activities	111,656	139,238

Capital expenditures	(124,282)	(64,753)
Acquisition of businesses and non-controlling interests, net of acquired cash of $12,611 and $6,571	(153,440)	(11,968)
Purchases of spectrum licenses, including deposits	(10,860)	—
Net proceeds from sale of assets	1,424	5,873
Purchase of short-term investments	(7,422)	—
Purchase of securities	(2,000)	—
Change in restricted cash	(12,108)	38,877

Net cash used in investing activities	(308,688)	(31,971)

Dividends paid on common stock	(20,965)	(19,070)
Proceeds from new borrowings	125,800	—
Distributions to non-controlling interests	(8,632)	(16,514)
Repayments of long-term debt	(33,564)	(6,017)
Purchases of common stock	(4,114)	(1,893)
Investments made by minority shareholders	22,409	—
Other	(5,600)	2,056

Net cash provided by (used in) financing activities	75,334	(41,438)

Effect of foreign currency exchange rates on cash and cash equivalents	(626)	—

Net change in cash and cash equivalents	(122,324)	65,829

Cash and cash equivalents, beginning of period	392,045	326,216

Cash and cash equivalents, end of period	$269,721	$392,045

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands, Except Operational Data)

	For the three months ended December 31, 2016 is as follows:
	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total
Statement of Operations Data:
Revenue
Wireless	$30,859	$20,639	$—	$—	$51,498
Wireline	7,655	58,122	—	—	65,777
Renewable Energy	—	—	4,672	—	4,672
Equipment and Other	510	5,941	134	—	6,585
Total Revenue	$39,024	$84,702	$4,806	$—	$128,532

Operating Income (Loss)	$9,485	$8,011	$488	$(7,072)	$10,912

Non-controlling interest ( net income or (loss) )	$(946)	$(588)	$(288)	$—	$(1,822)

Non GAAP measure:
Adjusted EBITDA	$16,446	$21,127	$2,762	$(6,233)	$34,102

Statement of Cash Flow Data:
Capital expenditures	$5,273	$26,265	$12,290	$1,999	$45,827

Balance Sheet Data:
Cash, cash equivalents and investments	$22,235	$97,681	$27,378	$131,664	$278,958
Total current assets	50,983	143,202	37,439	136,152	367,776
Fixed assets, net	129,274	372,741	130,268	15,429	647,712
Total assets	240,006	597,454	190,253	170,505	1,198,218
Total current liabilities	23,162	95,570	12,603	18,838	150,173
Total debt	—	91,316	65,507	—	156,823

International Telecom Operational Data:
Wireline - Voice / Access lines		179,700
Wireline - Data Subscribers		97,400
Wireline - Video Subscribers		60,600
Wireless - Subscribers		310,800

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

	For the three months ended December 31, 2015 is as follows:
	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Statement of Operations Data:
Revenue
Wireless	$32,397	$19,866	$—	$—	$52,263
Wireline	6,326	15,662	—	—	21,988
Renewable Energy	—	—	5,409	—	5,409
Equipment and Other	582	2,674	—	—	3,256
Total Revenue	$39,305	$38,202	$5,409	$—	$82,916

Operating Income (Loss)	$10,345	$6,754	$(1,317)	$(7,601)	$8,181

Non-controlling interest ( net income or (loss) )	$(430)	$(2,098)	$(271)	$—	$(2,799)

Non GAAP measure:
Adjusted EBITDA	$15,710	$11,927	$3,800	$(5,849)	$25,588

Statement of Cash Flow Data:
Capital expenditures	$9,956	$7,007	$13	$1,746	$18,722

Balance Sheet Data:
Cash, cash equivalents and investments	$10,639	$92,942	$7,436	$281,028	$392,045
Total current assets	41,599	117,712	10,735	298,446	468,492
Fixed assets, net	119,596	134,344	106,560	13,003	373,503
Total assets	225,292	276,580	122,788	320,344	945,004
Total current liabilities	26,399	31,675	7,314	18,967	84,355
Total debt	—	—	32,859	—	32,859

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

	For the year ended December 31, 2016 is as follows:
	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Statement of Operations Data:
Revenue
Wireless	$148,053	$80,745	$—	$—	$228,798
Wireline	26,448	161,571	—	—	188,019
Renewable Energy	—	—	21,608	—	21,608
Equipment and Other	2,225	15,960	393	—	18,578
Total Revenue	$176,726	$258,276	$22,001	$—	$457,003

Operating Income (Loss)	$49,078	$36,436	$(246)	$(34,471)	$50,797

Non-controlling interest ( net income or (loss) )	$(5,833)	$(4,499)	$(1,890)	$—	$(12,222)

Non GAAP measure:
Adjusted EBITDA	$84,625	$75,358	$14,885	$(25,880)	$148,988

Statement of Cash Flow Data:
Capital expenditures	$31,983	$62,808	$22,615	$6,876	$124,282

	For the year ended December 31, 2015 is as follows:
	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Statement of Operations Data:
Revenue
Wireless	$155,390	$81,652	$—	$—	$237,042
Wireline	25,241	61,244	—	—	86,485
Renewable Energy	—	—	21,040	—	21,040
Equipment and Other	2,355	8,447	—	—	10,802
Total Revenue	$182,986	$151,343	$21,040	$—	$355,369

Operating Income (Loss)	$74,459	$28,200	$6,720	$(30,784)	$78,595

Non-controlling interest ( net income or (loss) )	$(5,563)	$(8,908)	$(1,745)	$—	$(16,216)

Non GAAP measure:
Adjusted EBITDA	$93,876	$53,083	$15,547	$(22,662)	$139,844

Statement of Cash Flow Data:
Capital expenditures	$37,590	$22,804	$38	$4,321	$64,753

Table 5

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended December 31, 2016 and 2015

	Three Months Ended December 31, 2016
	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Net income attributable to ATN International, Inc. stockholders					$2,336
Net income attributable to non-controlling interests, net of tax					1,822
Income tax expense					4,433
Other income, net					944
Interest expense, net					1,377
Operating income	$9,485	$8,011	$488	$(7,072)	$10,912
Depreciation and amortization	6,961	13,116	1,345	1,645	23,067
Transaction-related charges	—	—	929	(806)	123
Adjusted EBITDA	$16,446	$21,127	$2,762	$(6,233)	$34,102

	Three Months Ended December 31, 2015
	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Net income attributable to ATN International, Inc. stockholders					$4,184
Net income attributable to non-controlling interests, net of tax					2,799
Gain on disposal of discontinued operations, net of tax					(702)
Income tax expense					1,482
Other income, net					(21)
Interest expense, net					439
Operating income	$10,345	$6,754	$(1,317)	$(7,601)	$8,181
Depreciation and amortization	5,365	5,173	1,207	1,332	13,077
Transaction-related charges	—	—	3,910	420	4,330
Adjusted EBITDA	$15,710	$11,927	$3,800	$(5,849)	$25,588

Reconciliation of Net Income to Adjusted EBITDA for the Year Ended December 31, 2016 and 2015

	Year Ended December 31, 2016
	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Net income attributable to ATN International, Inc. stockholders					$12,541
Net income attributable to non-controlling interests, net of tax					12,223
Income tax expense					21,610
Other income, net					300
Interest expense, net					4,123
Operating income	$49,078	$36,436	$(246)	$(34,471)	$50,797
Depreciation and amortization	24,471	40,492	4,987	6,030	75,980
(Gain) loss on disposition of long-lived asset	—	27	—	—	27
Bargain purchase gain	—	(7,304)	—	—	(7,304)
Impairment of long-lived assets	11,076	349	—	—	11,425
Restructuring charges	—	1,785	—	—	1,785
Transaction-related charges	—	3,573	10,144	2,561	16,278
Adjusted EBITDA	$84,625	$75,358	$14,885	$(25,880)	$148,988

	Year Ended December 31, 2015
	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Net income attributable to ATN International, Inc. stockholders					$16,940
Net income attributable to non-controlling interests, net of tax					16,216
(Gain) loss on disposition of long-lived asset					(1,092)
Income tax expense					24,137
Other income, net					(135)
Loss on deconsolidation of subsidiary					19,937
Interest expense, net					2,592
Operating income	$74,459	$28,200	$6,720	$(30,784)	$78,595
Depreciation and amortization	22,240	24,883	4,820	4,947	56,890
(Gain) loss on disposition of long-lived asset	(2,823)	—	—	—	(2,823)
Transaction-related charges	—	—	4,007	3,175	7,182
Adjusted EBITDA	$93,876	$53,083	$15,547	$(22,662)	$139,844